Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S‑3 of our report dated June 10, 2004, except for Note 7, as to which the date is September 30, 2004, relating to the financial statements of ABC Moscow Broadband Communication Limited, which appears in the Current Report on Form 8‑K of Moscow CableCom Corp. dated October 12, 2004.

 /s/ ZAO PricewaterhouseCoopers

Moscow, Russian Federation
October 12, 2004